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                                                                  EXHIBIT 99.2


November 12, 2003

(BW)(OK-MPSI)(MPSI) MPSI EXPANDS BOARD - ANNOUNCES INTENT TO GO PRIVATE

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TULSA, Okla--(BUSINESS WIRE)--MPSI Systems Inc. (OTCBB:MPSI), announced today that Dr. Bryan D. Gross, MPSI's recently appointed CEO and President designate, would also take a position on MPSI's Board of Directors effective immediately, thus filling a Board vacancy created with the retirement of Dr. David Huff in 2002.

         In further action, MPSI's Board also announced a plan to take MPSI private subject to a vote of shareholders to be held at the annual stockholders meeting in early 2004. In making that decision, the Board determined that such action was in the best interest of the Company and its shareholders. In the Board's view, privatization would reduce annual operating costs and avoid likely increases in the costs of being public, which are expected to dramatically increase over the coming years as provisions of the Sarbanes-Oxley Act take effect. Additionally, the Board recognized that as a small public company, MPSI is presently unable to take advantage of funding opportunities normally associated with being a public entity, is required through compliance with public disclosure requirements to disclose too much operational and strategic information to competitors, and has been hampered by its public structure in efforts over the last several years to forge strategic relationships.

         "In approving the privatization plan, the Board has authorized management to evaluate alternative mechanisms for going private, transaction timing and fair pricing considerations," said MPSI chairman Ronald Harper. "As these elements are clarified, MPSI will provide additional information to the public." As the law presently allows public companies with fewer than 300 shareholders of record to privatize via a relatively simple procedure, MPSI is considering a reverse stock split or similar mechanism to take the Company below the stockholder-of-record threshold.

         MPSI (www.mpsisys.com) IS A GLOBAL PROVIDER OF SPATIAL DECISION SUPPORT SYSTEMS (FEATURING PROPRIETARY SOFTWARE AND DATABASES), RETAIL ANALYTIC CONSULTING SERVICES, AND INFORMATION SERVICES. ITS PRODUCTS AND SERVICES ARE DESIGNED TO MEET THE BUSINESS PLANNING NEEDS OF ITS CONVENIENCE RETAIL CLIENTS. THE COMPANY'S COMMON STOCK TRADES ON THE PINK SHEETS UNDER THE SYMBOL MPSI.

         Portions of this document may include "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.

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CONTACT:    MPSI Systems Inc.
            James C. Auten
            Chief Financial Officer
            918.877.5607
            jim_auten@mpsisys.com
            www.mpsisys.com


KEYWORD:  OKLAHOMA
INDUSTRY KEYWORD: E-COMMERCE RETAIL RESTAURANTS SOFTWARE SUPERMARKETS PRODUCT